Exhibit 107

Calculation of Filing Fee Tables

S-3
(Form Type)

IREN Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	Rule 457(c)	1,2 14,935	$19.58	$23,788,427.30	0.0001531	$3,642.01
	Equity	Ordinary Shares	Rule 457(c)	2,000,000	$19.58	$39,160,000.00	0.0001531	$5,995.40
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$62,948,427.30		$9,637.41
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$9,637.41

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional ordinary shares that may become issuable as a result of any share dividend, share split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of computing the amount of the registered fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the ordinary shares on August 21, 2025 as reported on The Nasdaq Global Select Market, which was $19.58 per share.